AMENDMENT NO. 2

TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Investment Sub-Advisory Agreement dated April 15, 2020, as amended, (the “Sub-Advisory Agreement”), by and among Olive Street Investment Advisers, LLC (the “Adviser”), T. Rowe Price Associates, Inc., (the “Sub-Adviser”), and the Bridge Builder Trust (the “Trust”), on behalf of the series of the Trust indicated on Schedule A (the “Fund”), is entered into and effective as of the 1st day of December, 2021, by and among the Adviser, the Sub-Adviser, and the Trust, on behalf of the Fund. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Sub-Advisory Agreement.

WITNESSETH

WHEREAS, the Adviser and the Trust, on behalf of the Fund, have entered into an Investment Advisory Agreement, dated July 10, 2013, as amended (the “Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to the Fund pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the authority granted to the Adviser under the Advisory Agreement, the Adviser has retained the Sub-Adviser to render portfolio management services to the Fund pursuant to the terms of the Sub-Advisory Agreement;

WHEREAS, pursuant to Section 6(a) of the Sub-Advisory Agreement, the Fund pays the Sub- Adviser for the services provided by the Sub-Adviser to the Fund;

WHEREAS, Schedule A to the Sub-Advisory Agreement sets forth the annual sub-advisory fee rate due to the Sub-Adviser by the Fund;

WHEREAS, the Adviser, the Sub-Adviser and the Trust, on behalf of the Fund, desire to update Schedule A of the Sub-Advisory Agreement; and

WHEREAS, pursuant to Section 12 of the Sub-Advisory Agreement, the Sub-Advisory Agreement may be amended only by a written instrument signed by all parties to the Sub-Advisory Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Fees. Schedule A to the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto.

2.

Amendments. Except as specifically amended hereby, the Sub-Advisory Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Sub-Advisory Agreement effected in accordance with the terms thereof.

3.

Severability and Entire Agreement. If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreement and understandings relating to this Amendment’s subject matter.

4.	Captions. The captions in the Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

5.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Amendment may be communicated by electronic transmission (which shall include email but not facsimile) and shall be binding on the parties so transmitting their signatures.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST
on behalf of the series listed on Schedule A hereto

By:	/s/ Julies A. Drelick III
Name:	Julius A. Drelick III
Title:	President

OLIVE STREET INVESTMENT ADVISERS, LLC

By:	/s/ Thomas Kersting
Name:	Thomas C. Kersting
Title:	President

T. ROWE PRICE ASSOCIATES, INC.
(Sub-Adviser)

By:	/s/ Terence Baptiste
Name:	Terence Baptiste
Title:	Vice President

SCHEDULE A

Funds and Fees

Series of Bridge Builder Trust	Tier	Annual Sub-Advisory Rate of Assets Under Management by the Sub-Adviser
Bridge Builder Municipal Bond Fund, effective October 1, 2021

Bridge Builder Large Cap Value Fund, effective April 15, 2020

Core Plus Bond Fund, effective June 30, 2015

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